Exhibit 16.1

January 8, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred January1, 2013, to be filed by our client, Paradise, Inc.  We do not disagree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Pender Newkirk & Company LLP